Exhibit 18

February 24, 2010
Frontier Oil Corporation
10000 Memorial Drive, Suite 600
Houston, Texas 77024-3411

Dear Sirs:

We have audited the consolidated financial statements and financial statement schedules of Frontier Oil Corporation (the “Company”) as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated February 24, 2010, which expresses an unqualified opinion and includes an explanatory paragraph concerning the Company’s change in its inventory valuation method for crude oil, unfinished products, and finished products to the last-in, first-out (“LIFO”) method from the first-in, first-out (“FIFO”) method. Note 3 to such consolidated financial statements contains a description of your adoption during the year ended December 31, 2009 of the LIFO inventory valuation method. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

DELOITTE & TOUCHE LLP